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                                                                    EXHIBIT 99.3
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                               TENDER AGREEMENT
                               ----------------

          TENDER AGREEMENT (this "Agreement"), dated November 30, 1995, by and between The Broken Hill Proprietary Company Limited, a Victoria, Australia corporation ("Parent"), and Warburg Pincus Capital Company, L.P., a Delaware limited partnership ("Seller").


                                   RECITALS
                                   --------

          Concurrently herewith, Parent, certain subsidiaries of Parent and Magma Copper Company (the "Company"), a Delaware corporation, are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Sub will make a tender offer (the "Offer") for all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, at a price of $28 per share (the "Offer Price"), net to the seller in cash, to be followed by a merger (the "Merger") of Sub with and into the Company.

          As of the date hereof, Seller beneficially owns shares of Common Stock (such shares, together with any shares of Common Stock acquired after the date hereof and prior to the termination hereof, whether upon the exercise of options, conversion of convertible securities or otherwise, collectively, referred to herein as the "Shares").

          As a condition to its willingness to enter into the Merger Agreement and Sub's willingness to make the Offer, Parent has required that Seller agree, and Seller has agreed, to tender in the Offer all of the Shares owned by Seller on the terms and conditions provided for herein.

                                   AGREEMENT
                                   ---------

          To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

          1.   Agreement to Tender and Vote.
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          1.1  Tender.  Seller hereby agrees to validly tender pursuant to the
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Offer, and not withdraw, all of the Shares.
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          1.2  Voting.  Seller hereby agrees that, during the time this
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Agreement is in effect, at any meeting of the stockholders of the Company, however called, Seller shall (a) vote the Shares in favor of the Merger; (b) vote the Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; or (iii) any change in the Company's management or in the board of directors of the Company (the "Board"), except as otherwise agreed to in writing by Parent.

          2.   Expiration.  This Agreement and Seller's obligation to tender and
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vote the Shares as provided hereto shall terminate on the Expiration Date. As used herein, the term "Expiration Date" means the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, (c) the Board of Directors of the Company having withdrawn its approval or recommendation of the Offer or the Merger, (d) the Board of Directors of the Company having modified its approval of the Offer or the Merger in a manner adverse to Parent, and (e) written notice of termination of this Agreement by Parent to Seller.

          3.   Representations and Warranties.
               ------------------------------

          3.1  Representations and Warranties of Parent.  Parent hereby
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represents and warrants to Seller as follows:

          (a)  Due Authorization.  This Agreement has been duly authorized by
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     all necessary corporate action on the part of Parent, has been duly executed and delivered on behalf of Parent by a duly authorized officer of Parent, and is valid, binding and enforceable against Parent in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or

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     other similar laws relating to or affecting the enforcement of creditors'
     rights generally or by equitable principles. The execution, delivery and performance of this Agreement by Parent and the consummation by it of the transactions contemplated hereunder do not require the consent, waiver, approval, license or authorization of or any filing with any person or domestic public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of Parent's charter or by-laws, or any indenture, mortgage, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree specifically applicable to Parent, the effect of which could impair the ability of Parent to perform its obligations under this Agreement. Parent is a corporation duly organized, validly existing and in good standing under the laws of Victoria, Australia and has the full corporate power and authority to execute, deliver and perform this Agreement.

          (b)  Distribution.  Parent is acquiring the Shares for its own account
               ------------
     for investment only and not with a view to the distribution or resale of the Shares so acquired. Any sale, transfer or other disposition of the Shares by Parent will be made in compliance with all applicable provisions of the 1933 Act, and the rules and regulations thereunder.

          3.2  Representations and Warranties of Seller.  Seller hereby
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represents and warrants to Parent as follows:

          (a)  Due Authorization.  This Agreement has been duly authorized by
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     all necessary partnership action on the part of Seller, has been duly executed and delivered by a duly authorized officer of Seller, and is valid, binding and enforceable against Seller in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally or by equitable principles. The execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereunder do not require the consent, waiver, approval, license or authorization of or any filing (other than in compliance with the 1933 Act, the Exchange Act, the Hart-Scott-Rodino Act, the rules of the New York Stock Exchange, or securities or blue sky laws), with any person or domestic public authority and

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     will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of Seller's restriction set forth in the Certificate of Limited Partnership or Agreement of Limited Partnership, or any indenture, mortgage, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree specifically applicable to Seller, the effect of which would be material and adverse to the ability of Seller to consummate the transactions contemplated in this Agreement. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full partnership power and authority to execute, deliver and perform this Agreement.

          (b)  Consent of Independent Directors.  Prior to the execution and
               --------------------------------
     delivery of this Agreement, Seller has obtained written approval of the Company, in accordance with the terms of the Standstill Agreement dated November 30, 1988 between Seller and the Company (the "Standstill Agreement"), of the transactions contemplated in this Agreement, including the approval of a majority (but not less than two) of the Independent Directors of the Company (as such term as defined in the Standstill Agreement) to tender and vote all of the Shares as contemplated by this Agreement.

          (c)  Shares.  Seller beneficially owns all of the Shares, and has
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     good and marketable title thereto, free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever (together, "Liens") other than the restrictions on transfer set forth in the Standstill Agreement. Upon the tender of the Shares pursuant to the Offer, Seller shall transfer to the Parent good and valid title to the Shares free and clear of all Liens.

          4.   Certain Covenants of Seller.  Except in accordance with the terms
               ---------------------------
of this Agreement, Seller hereby covenants and agrees as follows:

          4.1  No Solicitation.  Seller shall not, directly or indirectly,
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solicit any proposal by any person or entity (other than Parent or any affiliate of Parent) which constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

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          4.2  Restriction on Transfer, Proxies and Non-Interference.  Seller
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hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares or (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of Seller contained herein untrue or incorrect or have the effect of preventing or disabling Seller from performing his obligations under this Agreement.

          4.3  Fiduciary Duties.  Notwithstanding anything in this Agreement to
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the contrary, the covenants and agreements set forth herein shall not prevent any of the Seller's designees serving on the Company's Board of Directors from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such designee's capacity as a director of the Company.

          5.   Further Assurances.  From time to time, at the other party's
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request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          6.   Miscellaneous.
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          6.1  Entire Agreement; Assignment.  This Agreement (i) constitutes the
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entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

          6.2  Amendments.  This Agreement may not be modified, amended, altered
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or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

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          6.3  Notices.  All notices, requests, claims, demands and other
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communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to the Seller:

          Warburg Pincus Capital Company, L.P.
          466 Lexington Avenue
          New York, New York  10017

          Attention:  John L. Vogelstein

     copy to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York  10019

          Attention:  Andrew R. Brownstein, Esq.

     If to Parent:

          The Broken Hill Proprietary
            Company Limited
          BHP Tower
          600 Bourke Street
          Melbourne, Victoria
          3000, Australia

          Attention:  Corporate Secretary

     copy to:

          Arnold & Porter
          399 Park Avenue
          New York, New York 10022

          Attention:  Joseph Handros, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

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          6.4  Governing Law.  This Agreement shall be governed by and
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construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          6.5  Specific Performance.  Each of the parties hereto recognizes and
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acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          6.6  Counterparts.  This Agreement may be executed in two
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counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

          6.7  Descriptive Headings.  The descriptive headings used herein are
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inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          6.8  Severability.  Whenever possible, each provision or portion of
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any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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          IN WITNESS WHEREOF, Parent and Seller have caused this Agreement to be duly executed as of the day and year first above written.


                                             THE BROKEN HILL PROPRIETARY
                                               COMPANY LIMITED


                                              By:   /s/ Graeme W. McGregor
                                                 ---------------------------
                                                 Name:  Graeme W. McGregor
                                                 Title: Executive General
                                                          Manager


WARBURG PINCUS CAPITAL
  COMPANY, L.P.


By:  WARBURG, PINCUS & CO.,
     General Partner


     By:   /s/ John L. Vogelstein
        ----------------------------
        Name:  John L. Vogelstein
        Title: General Partner

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